Exhibit 3.145

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WARNER MUSIC GROUP INC.

*****

Warner Music Group inc a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate Incorporation of said corporation:

“RESOLVED, that the underlined hereby authorizes that Article FIRST of the Certificate of Incorporation of the Corporation be amended by striking out the whole of Article FIRST thereof as it now exists and inserting in lieu and instead thereof a new Article FIRST to read in its entirety as follows;

“FIRST. The name of the Corporation is Warner Music Inc,”

RESOLVED, that the Officers of the Corporation be, and they hereby are authorized and directed to execute a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and to file such Certificate of Amendment with the Secretary of State of the State of Delaware, and to take such other action as is required to implement the foregoing resolution.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD; That the aforesaid amendment was duly adopted in accordance with the applicable provisions. of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 8, 2005.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Paul Robinson, its Senior Vice President, this 8th day of March, 2005.

/s/ Paul Robinson

By	Paul Robinson
Senior Vice President